Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 13, 2015 with respect to the consolidated financial statements and schedule of Trade Street Residential, Inc. included in the Current Report on Form 8-K of Independence Realty Trust, Inc. filed on June 11, 2015 which is incorporated by reference in this Registration Statement. We consent to the incorporation by reference of the aforementioned report in this Registration Statement of Independence Realty Trust, Inc. and to the use of our name as it appears under the caption “Experts.”

/s/ GRANT THORNTON LLP

Miami, Florida

November 1, 2017